Exhibit 8.1.4

                    [Letterhead of Mayer Brown & Platt]







                               July 31, 2000




United Air Lines, Inc.
P.O. Box 66100
Chicago, Illinois 60666


         Re:  United Air Lines, Inc. Pass Through Trusts, Series 2000-1
              ---------------------------------------------------------


Ladies and Gentlemen:

         We have acted as special counsel to United Air Lines, Inc., a Delaware corporation ("United"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement, as amended, on Form S-3 (Registration No. 333-90657) (the "Registration Statement"). In that connection, reference is made to a final prospectus dated July 19, 2000 (the "Prospectus") constituting part of the Registration Statement relating to, among other things, pass through certificates and a final prospectus supplement to the Prospectus dated July 20, 2000 (the "Prospectus Supplement") describing three United Pass Through Trusts (the "Class A-1 Trust," the "Class A-2 Trust," and "Class B Trust," and collectively, the "Pass Through Trusts") formed pursuant to a pass through trust agreement (the "Basic Pass Through Trust Agreement") between United and State Street Bank and Trust Company of Connecticut, National Association, as trustee (the "Trustee"), and three separate supplements thereto (each, a "Trust Supplement" and, together with the Basic Pass Through Trust Agreement, the "Pass Through Trust Agreements"). The proceeds from the sale of the certificates of the Pass Through Trusts (the "Class A-1 Certificates," "Class A-2 Certificates," and "Class B Certificates" and collectively, the "Pass Through Certificates") will be used by the Trustee to acquire (i) notes of the corresponding series issued by AFE Trust, a Delaware statutory business trust, (ii) owned equipment notes of the corresponding series issued by United and (iii) in the case of the Class A-1 Trust and Class B Trust, 747 leased equipment notes of the corresponding series issued by the related owner trustee of a leased Boeing 747-422 aircraft. Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement.

United Air Lines, Inc.
July 31, 2000
Page 2


         In connection with our opinion, we have examined (i) the Pass Through Trust Agreements, (ii) the Intercreditor Agreement, (iii) the Note Purchase Agreements, (iv) the AFE Trust Agreement, (v) the AFE Trust Indenture, (vi) the Owned Equipment Indenture, and such other documents, records and matters of law as we have deemed necessary for purposes of this opinion (collectively, the "Transaction Documents"). This opinion is conditioned, among other things, upon the accuracy and completeness of the facts, information and representations contained in the Transaction Documents as of the date hereof. We have assumed that all transactions have taken place or will take place as described in the Transaction Documents.

         We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

         Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth in this letter, we are of the opinion that, for federal income tax purposes: (i) the Pass Through Trusts will be classified for federal income tax purposes as grantor trusts under Subpart E, Part I of Subchapter J of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) the AFE Trust will not be classified as an association or otherwise taxable as a corporation; (iii) the Series A-1, Series A-2 and Series B AFE Trust notes and Series A-1, Series A-2 and Series B owned equipment notes will be classified as indebtedness; and (iv) the statements set forth under the heading "Federal Income Tax Consequences" in the Prospectus Supplement, insofar as they constitute statements of law or legal conclusions, are correct in all material respects as of the date hereof.

         The opinions set forth herein are expressly subject to there being no additional facts that would materially affect the validity of the assumptions and conclusions set forth herein or upon which this opinion is based.

         The scope of this opinion is expressly limited to the issues set forth herein, and we express no opinion with respect to any other taxes or collateral tax consequences with respect to the Pass Through Certificates or the Pass Through Trusts.

United Air Lines, Inc.
July 31, 2000
Page 3





         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this Firm in the section captioned "Federal Income Tax Consequences" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.



                                           Very truly yours,

                                           /s/ Mayer, Brown & Platt



                                           MAYER, BROWN & PLATT


WAL/JCC